3Q24 Key Financial Data				3Q24 Highlights

PROFITABILITY METRICS	3Q24	2Q24	3Q23
•Net income of $1,714 million and diluted earnings per common share of $1.03. Results included an $89 million after-tax net securities loss largely offset by lower income tax expense
•Net interest income on a taxable-equivalent basis increased 2.8% on a linked quarter basis
•Net revenue of $6,864 million, including $4,166 million of net interest income on a taxable-equivalent basis
•Noninterest income of $2,817 million, which excludes net securities losses, driven by year-over-year increases in:
◦Commercial products revenue of 12.1%
◦Trust and investment management fees of 6.4%
◦Payment services revenue of 3.1%
◦Mortgage banking revenue of 7.6%
•Noninterest expense decreased 1.0% year-over-year and increased 0.4% on a linked quarter basis, as adjusted for notable items in the prior quarters
•Return on tangible common equity of 17.9%, return on average assets of 1.03%, and efficiency ratio of 60.2%
•CET1 capital ratio of 10.5% at September 30, 2024, compared with 10.3% at June 30, 2024

Return on average assets (%)	1.03	.97	.91
Return on average common equity (%)	12.4	12.4	11.9
Return on tangible common equity (%) (a)	17.9	18.4	18.4
Net interest margin (%)	2.74	2.67	2.81
Efficiency ratio (%) (a)	60.2	61.0	64.4
Tangible efficiency ratio (%) (a)	58.2	59.0	62.1

INCOME STATEMENT (b)	3Q24	2Q24	3Q23
Net interest income (taxable-equivalent basis)	$4,166	$4,052	$4,268
Noninterest income	$2,698	$2,815	$2,764
Noninterest expense	$4,204	$4,214	$4,530
Net income attributable to U.S. Bancorp	$1,714	$1,603	$1,523
Diluted earnings per common share	$1.03	$.97	$.91
Dividends declared per common share	$.50	$.49	$.48

BALANCE SHEET (b)	3Q24	2Q24	3Q23
Average total loans	$374,070	$374,685	$376,877
Average total deposits	$508,757	$513,909	$512,291
Net charge-off ratio (%)	.60	.58	.44
Book value per common share (period end)	$33.34	$31.80	$29.74
Basel III standardized CET1 (%) (c)	10.5	10.3	9.7

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
"In the third quarter, we reported diluted earnings per share of $1.03 and a return on tangible common equity of 17.9%. Our expense levels decreased year-over-year which supported modest positive operating leverage, excluding net securities losses and prior year notable items. We expect positive operating leverage to expand in the fourth quarter and into 2025. Net interest income and margin increased on a linked quarter basis benefiting from loan mix, continued repricing of fixed rate earning assets and disciplined liability management. Primary fees categories including commercial products, trust and investment management, payment services and mortgage banking all increased year-over-year as we continue to focus on our diverse and unique business mix. Credit quality results were in line with expectations, and we continue to increase our capital position, ending the quarter with a CET1 capital ratio of 10.5%. We are committed to balancing capital growth through earnings accretion with capital distributions and expect to resume share buybacks in the near term. Finally, I would like to thank our dedicated employees for all they do to support our clients, communities, and shareholders.”
— Andy Cecere, Chairman and CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bank announced Edward Jones partnership
U.S. Bank entered a strategic partnership to serve Edward Jones' clients' banking needs with leading U.S. Bank deposit and credit card solutions. Through the alliance, Edward Jones financial advisors will have the opportunity and tools to introduce co-branded U.S. Bank deposit and credit card products to the firm's U.S. clients beginning in late 2025.

U.S. Bank unveiled industry-leading card, savings combination
U.S. Bank launched two new U.S. Bank Smartly® products designed to maximize credit card rewards while also helping clients earn more on their savings balances. When paired with a Bank Smartly Savings account and average daily combined balances in U.S. Bank deposit, trust or investment accounts, clients can increase their earning opportunities up to as much as 4% cash back on all purchases.

U.S. Bank acquired healthcare payments platform
U.S. Bank acquired Salucro Healthcare Solutions LLC, which provides healthcare financial technology, focused on patient payments and billing. Salucro is a market leader in online billing and payments offerings for healthcare providers across the United States. Salucro had previously been a partner of Elavon, the merchant acquiring unit within U.S. Bank. Salucro's platform will be sold through Elavon as MedEpay.

U.S. Bank leaders named "Most Powerful Women in Banking"
American Banker recognized two U.S. Bank leaders for its 2024 Most Powerful Women in Banking awards, naming President Gunjan Kedia and Vice Chair and Chief Risk Officer Jodi Richard among individual honorees. Kedia, who was named president in May 2024, leads all of the revenue business lines. Richard oversees the Company's Risk Management and Compliance organization.

Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Third Quarter 2024 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23

Net interest income	$4,135	$4,023	$4,236	2.8	(2.4)	$4,135	$4,023	$4,236	2.8	(2.4)
Taxable-equivalent adjustment	31	29	32	6.9	(3.1)	31	29	32	6.9	(3.1)
Net interest income (taxable-equivalent basis)	4,166	4,052	4,268	2.8	(2.4)	4,166	4,052	4,268	2.8	(2.4)
Noninterest income	2,698	2,815	2,764	(4.2)	(2.4)	2,698	2,815	2,764	(4.2)	(2.4)
Total net revenue	6,864	6,867	7,032	—	(2.4)	6,864	6,867	7,032	—	(2.4)
Noninterest expense	4,204	4,214	4,530	(.2)	(7.2)	4,204	4,188	4,246.4		(1.0)
Income before provision and income taxes	2,660	2,653	2,502.3		6.3	2,660	2,679	2,786	(.7)	(4.5)
Provision for credit losses	557	568	515	(1.9)	8.2	557	568	515	(1.9)	8.2
Income before taxes	2,103	2,085	1,987.9		5.8	2,103	2,111	2,271	(.4)	(7.4)
Income taxes and taxable-equivalent adjustment	381	474	463	(19.6)	(17.7)	381	481	534	(20.8)	(28.7)
Net income	1,722	1,611	1,524	6.9	13.0	1,722	1,630	1,737	5.6	(.9)
Net (income) loss attributable to noncontrolling interests	(8)	(8)	(1)	—	nm	(8)	(8)	(1)	—	nm
Net income attributable to U.S. Bancorp	$1,714	$1,603	$1,523	6.9	12.5	$1,714	$1,622	$1,736	5.7	(1.3)
Net income applicable to U.S. Bancorp common shareholders	$1,601	$1,518	$1,412	5.5	13.4	$1,601	$1,537	$1,624	4.2	(1.4)
Diluted earnings per common share	$1.03	$.97	$.91	6.2	13.2	$1.03	$.98	$1.05	5.1	(1.9)

(a)2Q24 excludes a $26 million ($19 million net-of-tax) notable item for an increase in the FDIC special assessment. 3Q23 excludes $284 million ($213 million net-of-tax) of merger and integration-related charges.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (c) (d)
	YTD 2024	YTD 2023	Percent Change	YTD 2024	YTD 2023	Percent Change

Net interest income	$12,143	$13,285	(8.6)	$12,143	$13,285	(8.6)
Taxable-equivalent adjustment	90	100	(10.0)	90	100	(10.0)
Net interest income (taxable-equivalent basis)	12,233	13,385	(8.6)	12,233	13,385	(8.6)
Noninterest income	8,213	7,997	2.7	8,213	8,019	2.4
Total net revenue	20,446	21,382	(4.4)	20,446	21,404	(4.5)
Noninterest expense	12,877	13,654	(5.7)	12,586	12,816	(1.8)
Income before provision and income taxes	7,569	7,728	(2.1)	7,860	8,588	(8.5)
Provision for credit losses	1,678	1,763	(4.8)	1,678	1,520	10.4
Income before taxes	5,891	5,965	(1.2)	6,182	7,068	(12.5)
Income taxes and taxable-equivalent adjustment	1,232	1,368	(9.9)	1,305	1,643	(20.6)
Net income	4,659	4,597	1.3	4,877	5,425	(10.1)
Net (income) loss attributable to noncontrolling interests	(23)	(15)	(53.3)	(23)	(15)	(53.3)
Net income attributable to U.S. Bancorp	$4,636	$4,582	1.2	$4,854	$5,410	(10.3)
Net income applicable to U.S. Bancorp common shareholders	$4,328	$4,285	1.0	$4,545	$5,107	(11.0)
Diluted earnings per common share	$2.77	$2.79	(.7)	$2.91	$3.32	(12.3)
(c)2024 excludes $291 million ($218 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment. 2023 excludes $1.1 billion ($828 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $838 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(d)See Non-GAAP Financial Measures reconciliation beginning on page 18

U.S. Bancorp Third Quarter 2024 Results
Net income attributable to U.S. Bancorp was $1,714 million for the third quarter of 2024, $191 million higher than the $1,523 million for the third quarter of 2023 and $111 million higher than the $1,603 million for the second quarter of 2024. Diluted earnings per common share was $1.03 in the third quarter of 2024, compared with $0.91 in the third quarter of 2023 and $0.97 in the second quarter of 2024. The third quarter of 2024 included $119 million of net losses on investment securities sales ($89 million net-of-tax) which was largely offset by lower income tax expense which reflected certain tax settlements. The third quarter of 2023 included notable items of $213 million or ($0.14) per diluted common share and the second quarter of 2024 included notable items of $19 million or ($0.01) per diluted common share. On an adjusted basis, excluding the impact of notable items in the prior quarters, net income applicable to common shareholders for the third quarter of 2024 of $1,601 million, was $23 million lower than the third quarter of 2023 and $64 million higher than the second quarter of 2024.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to lower noninterest expense driven by notable items from the prior year, and lower income tax expense, partially offset by lower total net revenue, including net securities losses in the current quarter, and an increase in the provision for credit losses. Excluding notable items in the third quarter of 2023, pretax income in the third quarter of 2024 decreased 7.4 percent compared with a year ago. Net interest income decreased 2.4 percent on a year-over-year taxable-equivalent basis, due to the impact of higher interest rates on deposit mix and pricing, partially offset by higher rates on earning assets and changes in balance sheet composition. The net interest margin decreased to 2.74 percent in the third quarter of 2024 from 2.81 percent in the third quarter of 2023, driven by similar factors. Noninterest income decreased 2.4 percent compared with a year ago driven by net losses on the sales of securities, lower service charges and lower other revenue, partially offset by higher fee revenue across all other categories. Noninterest expense decreased 7.2 percent primarily due to prior year notable items and lower other noninterest expense, partially offset by higher compensation and employee benefits. Excluding prior year notable items, noninterest expense decreased 1.0 percent. The provision for credit losses increased $42 million (8.2 percent) compared with the third quarter of 2023 largely driven by higher losses on credit card, commercial, and commercial real estate loans.

Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to higher total net revenue (excluding net losses on investment securities sales), lower noninterest expense and provision for credit losses. The impact of net losses on investment securities sales, net-of-tax, was largely offset by lower income tax expense. Excluding notable items in the second quarter of 2024, pretax income in the third quarter of 2024 decreased 0.4 percent on a linked quarter basis. Net interest income increased 2.8 percent on a taxable-equivalent basis due to earning assets mix as well as continued discipline of overall funding costs. The net interest margin increased to 2.74 percent in the third quarter of 2024 from 2.67 percent in the second quarter of 2024, driven by similar factors. Noninterest income in the third quarter of 2024 decreased 4.2 percent from the second quarter of 2024 primarily due to net losses on securities sales, lower mortgage banking revenue and service charges, partially offset by higher trust and investment management fees and commercial products revenue. Noninterest expense decreased 0.2 percent due to lower other noninterest expense and prior quarter notable items, partially offset by higher compensation and employee benefits expense. Excluding prior quarter notable items, noninterest expense increased 0.4 percent on a linked quarter basis. The provision for credit losses decreased $11 million (1.9 percent) compared with the second quarter of 2024 primarily due to lower ending loan balances.

U.S. Bancorp Third Quarter 2024 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Change

Components of net interest income
Income on earning assets	$8,117	$8,015	$7,788	$102	$329	$23,927	$22,349	$1,578
Expense on interest-bearing liabilities	3,951	3,963	3,520	(12)	431	11,694	8,964	2,730
Net interest income	$4,166	$4,052	$4,268	$114	$(102)	$12,233	$13,385	$(1,152)

Average yields and rates paid
Earning assets yield	5.33%	5.29%	5.12%	.04%	.21%	5.29%	4.90%	.39%
Rate paid on interest-bearing liabilities	3.14	3.18	2.87	(.04)	.27	3.15	2.52	.63
Gross interest margin	2.19%	2.11%	2.25%	.08%	(.06)%	2.14%	2.38%	(.24)%
Net interest margin	2.74%	2.67%	2.81%	.07%	(.07)%	2.70%	2.94%	(.24)%

Average balances
Investment securities (a)	$166,899	$167,020	$163,236	$(121)	$3,663	$165,059	$163,051	$2,008
Loans	374,070	374,685	376,877	(615)	(2,807)	373,278	384,112	(10,834)
Interest-bearing deposits with banks	50,547	53,056	53,100	(2,509)	(2,553)	51,499	49,495	2,004
Earning assets	607,180	608,892	605,245	(1,712)	1,935	604,080	608,891	(4,811)
Interest-bearing liabilities	500,382	500,464	486,143	(82)	14,239	496,082	474,992	21,090

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2024 was $4,166 million, a decrease of $102 million (2.4 percent) from the third quarter of 2023. The decrease was primarily due to the impact of higher interest rates on deposit mix and pricing, partially offset by higher rates on earning assets and changes in balance sheet composition. Average earning assets were $1.9 billion (0.3 percent) higher than the third quarter of 2023, reflecting increases of $3.7 billion (2.2 percent) in average investment securities due to balance sheet positioning and liquidity management and $3.5 billion (37.7 percent) in other earning assets, partially offset by decreases of $2.8 billion (0.7 percent) in average total loans and $2.6 billion (4.8 percent) in average interest-bearing deposits with banks.

Net interest income on a taxable-equivalent basis increased $114 million (2.8 percent) on a linked quarter basis primarily due to earning assets repricing and mix as well as continued discipline of overall funding costs. Average earning assets were $1.7 billion (0.3 percent) lower on a linked quarter basis, reflecting decreases in average total loans of $615 million (0.2 percent) and average interest-bearing deposits with banks of $2.5 billion (4.7 percent), partially offset by an increase of $1.2 billion (9.9 percent) in other earning assets.

The net interest margin in the third quarter of 2024 was 2.74 percent, compared with 2.81 percent in the third quarter of 2023 and 2.67 percent in the second quarter of 2024. The decrease in the net interest margin from the prior year was driven by the factors mentioned above, inclusive of changes in balance sheet composition. The increase in the net interest margin from the prior quarter was driven by the factors mentioned above.

U.S. Bancorp Third Quarter 2024 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change

Commercial	$128,979	$130,162	$130,415	(.9)	(1.1)	$128,582	$131,777	(2.4)
Lease financing	4,159	4,177	4,305	(.4)	(3.4)	4,167	4,382	(4.9)
Total commercial	133,138	134,339	134,720	(.9)	(1.2)	132,749	136,159	(2.5)

Commercial mortgages	40,343	40,871	42,665	(1.3)	(5.4)	40,918	43,165	(5.2)
Construction and development	11,111	11,418	11,588	(2.7)	(4.1)	11,339	11,758	(3.6)
Total commercial real estate	51,454	52,289	54,253	(1.6)	(5.2)	52,257	54,923	(4.9)

Residential mortgages	117,559	116,478	114,627.9		2.6	116,563	116,167.3

Credit card	28,994	28,349	26,883	2.3	7.9	28,430	26,171	8.6

Retail leasing	4,088	4,185	4,436	(2.3)	(7.8)	4,118	4,832	(14.8)
Home equity and second mortgages	13,239	13,053	12,809	1.4	3.4	13,092	12,779	2.4
Other	25,598	25,992	29,149	(1.5)	(12.2)	26,069	33,081	(21.2)
Total other retail	42,925	43,230	46,394	(.7)	(7.5)	43,279	50,692	(14.6)

Total loans	$374,070	$374,685	$376,877	(.2)	(.7)	$373,278	$384,112	(2.8)

Average total loans for the third quarter of 2024 were $2.8 billion (0.7 percent) lower than the third quarter of 2023. The decrease was primarily due to lower total commercial loans (1.2 percent), total commercial real estate loans (5.2 percent) and total other retail loans (7.5 percent), partially offset by higher residential mortgages (2.6 percent) and credit card loans (7.9 percent). The decrease in commercial loans was primarily due to decreased demand as corporate customers accessed the capital markets. The decrease in commercial real estate loans was primarily due to payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to lower automobile loans. The increase in residential mortgages was primarily driven by originations. The increase in credit card loans was primarily driven by higher spend volume.

Average total loans were $615 million (0.2 percent) lower than the second quarter of 2024. The decrease was primarily due to lower total commercial loans (0.9 percent) and total commercial real estate loans (1.6 percent), partially offset by higher residential mortgages (0.9 percent) and credit card loans (2.3 percent). Linked quarter changes were primarily driven by similar factors as the year-over-year changes.

U.S. Bancorp Third Quarter 2024 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change

Noninterest-bearing deposits	$80,939	$83,418	$97,524	(3.0)	(17.0)	$83,040	$113,556	(26.9)
Interest-bearing savings deposits
Interest checking	125,631	125,709	132,560	(.1)	(5.2)	125,451	129,980	(3.5)
Money market savings	206,546	208,386	177,340	(.9)	16.5	203,821	159,178	28.0
Savings accounts	36,814	38,855	50,138	(5.3)	(26.6)	39,097	59,251	(34.0)
Total savings deposits	368,991	372,950	360,038	(1.1)	2.5	368,369	348,409	5.7
Time deposits	58,827	57,541	54,729	2.2	7.5	57,167	44,668	28.0
Total interest-bearing deposits	427,818	430,491	414,767	(.6)	3.1	425,536	393,077	8.3
Total deposits	$508,757	$513,909	$512,291	(1.0)	(.7)	$508,576	$506,633.4

Average total deposits for the third quarter of 2024 were $3.5 billion (0.7 percent) lower than the third quarter of 2023. Average noninterest-bearing deposits decreased $16.6 billion (17.0 percent) reflecting balance decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average total savings deposits were $9.0 billion (2.5 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $4.1 billion (7.5 percent) higher than the third quarter of 2023 mainly within Consumer and Business Banking, partially offset by decreases within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $5.2 billion (1.0 percent) from the second quarter of 2024. On a linked quarter basis, average noninterest-bearing deposits decreased $2.5 billion (3.0 percent) reflecting a decrease within Wealth, Corporate, Commercial and Institutional Banking. Average total savings deposits decreased $4.0 billion (1.1 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $1.3 billion (2.2 percent) higher on a linked quarter basis mainly within Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Third Quarter 2024 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change

Card revenue	$426	$428	$412	(.5)	3.4	$1,246	$1,194	4.4
Corporate payment products revenue	203	195	198	4.1	2.5	582	577.9
Merchant processing services	440	454	427	(3.1)	3.0	1,295	1,250	3.6
Trust and investment management fees	667	649	627	2.8	6.4	1,957	1,838	6.5
Service charges	302	322	334	(6.2)	(9.6)	939	982	(4.4)
Commercial products revenue	397	374	354	6.1	12.1	1,159	1,046	10.8
Mortgage banking revenue	155	190	144	(18.4)	7.6	511	433	18.0
Investment products fees	84	82	70	2.4	20.0	243	206	18.0
Securities gains (losses), net	(119)	(36)	—	nm	nm	(153)	(29)	nm
Other	143	157	198	(8.9)	(27.8)	434	522	(16.9)
Total before balance sheet optimization	2,698	2,815	2,764	(4.2)	(2.4)	8,213	8,019	2.4
Balance sheet optimization	—	—	—	—	—	—	(22)	nm
Total noninterest income	$2,698	$2,815	$2,764	(4.2)	(2.4)	$8,213	$7,997	2.7

Third quarter noninterest income of $2,698 million was $66 million (2.4 percent) lower than the third quarter of 2023. The decrease was driven by lower service charges of $32 million (9.6 percent) due to lower deposit service charges, $55 million (27.8 percent) lower other revenue, and net losses of $119 million on securities sales. Partially offsetting these decreases were higher commercial products revenue, trust and investment management fees, and payment services revenue. Commercial products revenue increased $43 million (12.1 percent) driven by higher corporate bond fees and new product growth. Trust and investment management fees increased $40 million (6.4 percent) driven by business growth and favorable market conditions. Payment services revenue increased $32 million (3.1 percent) compared with the third quarter of 2023. Within payment services revenue, card revenue increased $14 million (3.4 percent) due to favorable rates and merchant processing revenue increased $13 million (3.0 percent) due to business volume growth and favorable rates.

Noninterest income was $117 million (4.2 percent) lower in the third quarter of 2024 compared with the second quarter of 2024. The decrease was driven by lower mortgage banking revenue and service charges, and net losses of $119 million on securities sales compared with losses of $36 million in the prior quarter. Mortgage banking revenue decreased $35 million (18.4 percent) primarily driven by a prior quarter gain on the sale of mortgage servicing rights. Service charges decreased $20 million (6.2 percent) due to lower treasury management fees and the wind down of the cash servicing business. Partially offsetting these decreases were increases in commercial products revenue and trust and investment management fees. Commercial products revenue increased $23 million (6.1 percent) due to higher corporate bond fees. Trust and investment management fees increased $18 million (2.8 percent) driven by business growth and favorable market conditions.

U.S. Bancorp Third Quarter 2024 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change

Compensation and employee benefits	$2,637	$2,619	$2,615.7		.8	$7,947	$7,907.5
Net occupancy and equipment	317	316	313.3		1.3	929	950	(2.2)
Professional services	130	116	127	12.1	2.4	356	402	(11.4)
Marketing and business development	165	158	176	4.4	(6.3)	459	420	9.3
Technology and communications	524	509	511	2.9	2.5	1,540	1,536.3
Other intangibles	142	142	161	—	(11.8)	430	480	(10.4)
Other	289	328	343	(11.9)	(15.7)	1,061	1,121	(5.4)
Total before notable items	4,204	4,188	4,246.4		(1.0)	12,722	12,816	(.7)
Notable items	—	26	284	nm	nm	155	838	(81.5)
Total noninterest expense	$4,204	$4,214	$4,530	(.2)	(7.2)	$12,877	$13,654	(5.7)

Third quarter noninterest expense of $4,204 million was $326 million (7.2 percent) lower than the third quarter of 2023. Excluding notable items of $284 million in the third quarter of 2023, third quarter noninterest expense decreased $42 million (1.0 percent) compared with the third quarter of 2023, due to lower other noninterest expense (15.7 percent) partially offset by higher compensation and employee benefits. Compensation and employee benefits expense increased $22 million (0.8 percent) compared with the third quarter of 2023 primarily due to higher commissions and performance-based incentives.

Noninterest expense decreased $10 million (0.2 percent) from the second quarter of 2024. Excluding notable items of $26 million in the second quarter of 2024, third quarter noninterest expense increased $16 million (0.4 percent) on a linked quarter basis primarily driven by higher compensation and employee benefits expense and higher technology and communications expense, partially offset by lower other noninterest expense. Compensation and employee benefits expense increased $18 million (0.7 percent) primarily due to higher performance-based incentives. Technology and communications expense increased $15 million (2.9 percent) driven by investment in infrastructure and technology development.

Provision for Income Taxes
The provision for income taxes for the third quarter of 2024 resulted in a tax rate of 18.1 percent on a taxable-equivalent basis (effective tax rate of 16.9 percent), compared with 23.3 percent on a taxable-equivalent basis (effective tax rate of 22.0 percent) in the third quarter of 2023, and a tax rate of 22.7 percent on a taxable-equivalent basis (effective tax rate of 21.6 percent) in the second quarter of 2024. The tax rate in the third quarter of 2024 reflects the impact of favorable settlements.

U.S. Bancorp Third Quarter 2024 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q 2024	% (a)	2Q 2024	% (a)	1Q 2024	% (a)	4Q 2023	% (a)	3Q 2023	% (a)
Balance, beginning of period	$7,934		$7,904		$7,839		$7,790		$7,695
Net charge-offs
Commercial	139.43		135.42		109.35		78.24		86.26
Lease financing	8.77		8.77		7.68		7.66		6.55
Total commercial	147.44		143.43		116.36		85.26		92.27
Commercial mortgages	69.68		35.34		15.15		75.71		49.46
Construction and development	1.04		1.04		6.21		(4)	(.14)	—	—
Total commercial real estate	70.54		36.28		21.16		71.52		49.36

Residential mortgages	(3)	(.01)	(4)	(.01)	—	—	(1)	—	(3)	(.01)

Credit card	299	4.10	315	4.47	296	4.26	255	3.65	220	3.25

Retail leasing	5.49		3.29		5.49		2.19		2.18
Home equity and second mortgages	(1)	(.03)	(1)	(.03)	—	—	(1)	(.03)	1.03
Other	47.73		46.71		50.76		52.74		59.80
Total other retail	51.47		48.45		55.51		53.47		62.53
Total net charge-offs	564.60		538.58		488.53		463.49		420.44
Provision for credit losses	557		568		553		512		515
Balance, end of period	$7,927		$7,934		$7,904		$7,839		$7,790
Components
Allowance for loan losses	$7,560		$7,549		$7,514		$7,379		$7,218
Liability for unfunded credit commitments	367		385		390		460		572
Total allowance for credit losses	$7,927		$7,934		$7,904		$7,839		$7,790

Gross charge-offs	$669		$652		$595		$559		$508
Gross recoveries	$105		$114		$107		$96		$88

Allowance for credit losses as a percentage of
Period-end loans (%)	2.12		2.11		2.11		2.10		2.08
Nonperforming loans (%)	438		438		454		541		615
Nonperforming assets (%)	429		428		443		525		595

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2024 Results
The Company’s provision for credit losses for the third quarter of 2024 was $557 million, compared with $568 million in the second quarter of 2024 and $515 million in the third quarter of 2023. The third quarter of 2024 provision was $11 million (1.9 percent) lower than the second quarter of 2024 and $42 million (8.2 percent) higher than the third quarter of 2023. The linked quarter decrease in provision expense was primarily driven by lower ending loan balances and continued stability in the economic and credit environment. The increase in provision expense on a year-over-year basis was primarily driven by higher losses on credit card, commercial, and commercial real estate loans. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the third quarter of 2024 were $564 million, compared with $538 million in the second quarter of 2024 and $420 million in the third quarter of 2023. The net charge-off ratio was 0.60 percent in the third quarter of 2024, compared with 0.58 percent in the second quarter of 2024 and 0.44 percent in the third quarter of 2023. The increase in net charge-offs on a linked quarter basis was primarily due to higher net charge-offs on commercial real estate loans. The increase in net charge-offs on a year-over-year basis primarily reflected higher losses on credit card, commercial, and commercial real estate loans.

The allowance for credit losses was $7,927 million at September 30, 2024, compared with $7,934 million at June 30, 2024, and $7,790 million at September 30, 2023. The linked quarter decrease in the allowance for credit losses was primarily driven by lower loan balances. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by growth in credit card balances. The ratio of the allowance for credit losses to period-end loans was 2.12 percent at September 30, 2024, compared with 2.11 percent at June 30, 2024, and 2.08 percent at September 30, 2023. The ratio of the allowance for credit losses to nonperforming loans was 438 percent at September 30, 2024 and June 30, 2024, compared with 615 percent at September 30, 2023.

Nonperforming assets were $1,848 million at September 30, 2024, compared with $1,852 million at June 30, 2024, and $1,310 million at September 30, 2023. The ratio of nonperforming assets to loans and other real estate was 0.49 percent at September 30, 2024 and June 30, 2024, compared with 0.35 percent at September 30, 2023. The increase in nonperforming assets on a year-over year basis was primarily due to higher commercial and commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $738 million at September 30, 2024, compared with $701 million at June 30, 2024, and $569 million at September 30, 2023.

U.S. Bancorp Third Quarter 2024 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023

Delinquent loan ratios - 90 days or more past due
Commercial	.07	.06	.08	.09	.05
Commercial real estate	.02	.02	—	.01	—
Residential mortgages	.15	.15	.12	.12	.11
Credit card	1.36	1.30	1.42	1.31	1.17
Other retail	.14	.14	.15	.15	.13
Total loans	.20	.19	.19	.19	.15

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.51	.48	.49	.37	.24
Commercial real estate	1.85	1.87	1.71	1.46	1.33
Residential mortgages	.28	.28	.26	.25	.25
Credit card	1.36	1.30	1.42	1.31	1.17
Other retail	.48	.47	.47	.46	.41
Total loans	.68	.67	.66	.57	.49

ASSET QUALITY (a)
($ in millions)
	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023
Nonperforming loans
Commercial	$560	$531	$522	$349	$231
Lease financing	25	25	27	27	25
Total commercial	585	556	549	376	256

Commercial mortgages	853	888	755	675	566
Construction and development	72	71	145	102	155
Total commercial real estate	925	959	900	777	721

Residential mortgages	154	154	155	158	161
Credit card	—	—	—	—	—
Other retail	145	141	137	138	129
Total nonperforming loans	1,809	1,810	1,741	1,449	1,267

Other real estate	21	23	25	26	25
Other nonperforming assets	18	19	20	19	18
Total nonperforming assets	$1,848	$1,852	$1,786	$1,494	$1,310
Accruing loans 90 days or more past due	$738	$701	$714	$698	$569
Nonperforming assets to loans plus ORE (%)	.49	.49	.48	.40	.35

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2024 Results

COMMON SHARES
(Millions)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023

Beginning shares outstanding	1,560	1,560	1,558	1,557	1,533
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	1	—	3	1	24
Shares repurchased	—	—	(1)	—	—
Ending shares outstanding	1,561	1,560	1,560	1,558	1,557

CAPITAL POSITION				Preliminary Data
($ in millions)	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023

Total U.S. Bancorp shareholders' equity	$58,859	$56,420	$55,568	$55,306	$53,113

Basel III Standardized Approach (a)
Common equity tier 1 capital	$47,164	$46,239	$45,239	$44,947	$44,655
Tier 1 capital	54,416	53,491	52,491	52,199	51,906
Total risk-based capital	63,625	62,926	62,203	61,921	61,737

Common equity tier 1 capital ratio	10.5%	10.3%	10.0%	9.9%	9.7%
Tier 1 capital ratio	12.2	11.9	11.6	11.5	11.2
Total risk-based capital ratio	14.2	14.0	13.7	13.7	13.4
Leverage ratio	8.3	8.1	8.1	8.1	7.9

Tangible common equity to tangible assets (b)	5.7	5.4	5.2	5.3	5.0
Tangible common equity to risk-weighted assets (b)	8.6	8.0	7.8	7.7	7.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	10.5	10.2	9.9	9.7	9.5

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $58.9 billion at September 30, 2024, compared with $56.4 billion at June 30, 2024, and $53.1 billion at September 30, 2023. During the quarter, the Company's Board of Directors authorized a share repurchase program for up to $5 billion of the Company's outstanding common stock beginning September 13, 2024. The Company intends to begin repurchasing shares, in addition to those currently done in connection with its stock-based compensation plans, by early 2025. The Company also declared a regular quarterly dividend of $0.50 per share, payable on October 15, 2024, which was a 2.0 percent increase over the prior quarter dividend.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.5 percent at September 30, 2024, compared with 10.3 percent at June 30, 2024, and 9.7 percent at September 30, 2023. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology, was 10.5 percent at September 30, 2024, compared with 10.2 percent at June 30, 2024, and 9.5 percent at September 30, 2023.

U.S. Bancorp Third Quarter 2024 Results

Investor Conference Call
On Wednesday, October 16, 2024 at 7 a.m. CT, Chairman and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online and by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 10 a.m. CT on Wednesday, October 16, 2024. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with more than 70,000 employees and $686 billion in assets as of September 30, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Increases in FDIC assessments due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Uncertainty regarding the content, timing and impact of changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to adverse developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;

U.S. Bancorp Third Quarter 2024 Results
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2023, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2024 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, U.S. Bancorp (the "Company") considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the full impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted noninterest expense, adjusted net income, and adjusted diluted earnings per common share exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2024	2023	2024	2023
Interest Income
Loans	$5,862	$5,700	$17,335	$16,582
Loans held for sale	45	42	123	111
Investment securities	1,316	1,152	3,785	3,303
Other interest income	863	860	2,592	2,248
Total interest income	8,086	7,754	23,835	22,244
Interest Expense
Deposits	3,004	2,580	8,916	6,024
Short-term borrowings	284	450	850	1,639
Long-term debt	663	488	1,926	1,296
Total interest expense	3,951	3,518	11,692	8,959
Net interest income	4,135	4,236	12,143	13,285
Provision for credit losses	557	515	1,678	1,763
Net interest income after provision for credit losses	3,578	3,721	10,465	11,522
Noninterest Income
Card revenue	426	412	1,246	1,194
Corporate payment products revenue	203	198	582	577
Merchant processing services	440	427	1,295	1,250
Trust and investment management fees	667	627	1,957	1,838
Service charges	302	334	939	982
Commercial products revenue	397	354	1,159	1,046
Mortgage banking revenue	155	144	511	403
Investment products fees	84	70	243	206
Securities gains (losses), net	(119)	—	(153)	(29)
Other	143	198	434	530
Total noninterest income	2,698	2,764	8,213	7,997
Noninterest Expense
Compensation and employee benefits	2,637	2,615	7,947	7,907
Net occupancy and equipment	317	313	929	950
Professional services	130	127	356	402
Marketing and business development	165	176	459	420
Technology and communications	524	511	1,540	1,536
Other intangibles	142	161	430	480
Merger and integration charges	—	284	155	838
Other	289	343	1,061	1,121
Total noninterest expense	4,204	4,530	12,877	13,654
Income before income taxes	2,072	1,955	5,801	5,865
Applicable income taxes	350	431	1,142	1,268
Net income	1,722	1,524	4,659	4,597
Net (income) loss attributable to noncontrolling interests	(8)	(1)	(23)	(15)
Net income attributable to U.S. Bancorp	$1,714	$1,523	$4,636	$4,582
Net income applicable to U.S. Bancorp common shareholders	$1,601	$1,412	$4,328	$4,285

Earnings per common share	$1.03	$.91	$2.77	$2.79
Diluted earnings per common share	$1.03	$.91	$2.77	$2.79
Dividends declared per common share	$.50	$.48	$1.48	$1.44
Average common shares outstanding	1,561	1,548	1,560	1,538
Average diluted common shares outstanding	1,561	1,549	1,561	1,538

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	September 30, 2024	December 31, 2023	September 30, 2023
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$73,562	$61,192	$64,354
Investment securities
Held-to-maturity	80,025	84,045	85,342
Available-for-sale	81,704	69,706	67,207
Loans held for sale	3,211	2,201	2,336
Loans
Commercial	133,638	131,881	133,319
Commercial real estate	50,619	53,455	54,131
Residential mortgages	118,034	115,530	115,055
Credit card	29,037	28,560	27,080
Other retail	42,836	44,409	45,649
Total loans	374,164	373,835	375,234
Less allowance for loan losses	(7,560)	(7,379)	(7,218)
Net loans	366,604	366,456	368,016
Premises and equipment	3,585	3,623	3,616
Goodwill	12,573	12,489	12,472
Other intangible assets	5,488	6,084	6,435
Other assets	59,717	57,695	58,261
Total assets	$686,469	$663,491	$668,039

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$86,838	$89,989	$98,006
Interest-bearing	434,293	422,323	420,352
Total deposits	521,131	512,312	518,358
Short-term borrowings	23,708	15,279	21,900
Long-term debt	54,839	51,480	43,074
Other liabilities	27,470	28,649	31,129
Total liabilities	627,148	607,720	614,461
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,729	8,673	8,684
Retained earnings	76,057	74,026	74,023
Less treasury stock	(24,010)	(24,126)	(24,168)
Accumulated other comprehensive income (loss)	(8,746)	(10,096)	(12,255)
Total U.S. Bancorp shareholders' equity	58,859	55,306	53,113
Noncontrolling interests	462	465	465
Total equity	59,321	55,771	53,578
Total liabilities and equity	$686,469	$663,491	$668,039

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	September 30, 2024		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total equity	$59,321		$56,885	$56,033	$55,771	$53,578
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(462)		(465)	(465)	(465)	(465)
Goodwill (net of deferred tax liability) (1)	(11,540)		(11,449)	(11,459)	(11,480)	(11,470)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,944)		(2,047)	(2,158)	(2,278)	(2,370)
Tangible common equity (a)	38,567		36,116	35,143	34,740	32,465

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	47,164		46,239	45,239	44,947	44,655
Adjustments (2)	(433)		(433)	(433)	(866)	(867)
Common equity tier 1 capital, reflecting the full implementation
of the current expected credit losses methodology (b)	46,731		45,806	44,806	44,081	43,788

Total assets	686,469		680,058	683,606	663,491	668,039
Goodwill (net of deferred tax liability) (1)	(11,540)		(11,449)	(11,459)	(11,480)	(11,470)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,944)		(2,047)	(2,158)	(2,278)	(2,370)
Tangible assets (c)	672,985		666,562	669,989	649,733	654,199

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	447,476	*	449,111	452,831	453,390	462,250
Adjustments (3)	(368)	*	(368)	(368)	(736)	(736)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	447,108	*	448,743	452,463	452,654	461,514

Ratios *
Tangible common equity to tangible assets (a)/(c)	5.7%		5.4%	5.2%	5.3%	5.0%
Tangible common equity to risk-weighted assets (a)/(d)	8.6		8.0	7.8	7.7	7.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	10.5		10.2	9.9	9.7	9.5

	Three Months Ended
	September 30, 2024		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,601		$1,518	$1,209	$766	$1,412
Intangibles amortization (net-of-tax)	112		113	115	123	127
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,713		1,631	1,324	889	1,539
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,815		6,560	5,325	3,527	6,106

Average total equity	58,744		56,492	56,131	54,779	54,283
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(461)		(463)	(464)	(465)	(466)
Average goodwill (net of deferred tax liability) (1)	(11,494)		(11,457)	(11,473)	(11,475)	(11,493)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,981)		(2,087)	(2,208)	(2,295)	(2,418)
Average tangible common equity (g)	38,000		35,677	35,178	33,736	33,098

Return on tangible common equity (f)/(g)	17.9%		18.4%	15.1%	10.5%	18.4%

Net interest income	$4,135		$4,023	$3,985	$4,111	$4,236
Taxable-equivalent adjustment (4)	31		29	30	31	32
Net interest income, on a taxable-equivalent basis	4,166		4,052	4,015	4,142	4,268

Net interest income, on a taxable-equivalent basis (as calculated above)	4,166		4,052	4,015	4,142	4,268
Noninterest income	2,698		2,815	2,700	2,620	2,764
Less: Securities gains (losses), net	(119)		(36)	2	(116)	—
Total net revenue, excluding net securities gains (losses) (h)	6,983		6,903	6,713	6,878	7,032

Noninterest expense (i)	4,204		4,214	4,459	5,219	4,530
Less: Intangible amortization	142		142	146	156	161
Noninterest expense, excluding intangible amortization (j)	4,062		4,072	4,313	5,063	4,369

Efficiency ratio (i)/(h)	60.2%		61.0%	66.4%	75.9%	64.4%
Tangible efficiency ratio (j)/(h)	58.2		59.0	64.2	73.6	62.1
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,518	$1,412	$4,328	$4,285
Less: Notable items, including the impact of earnings allocated to participating stock awards (1), (2)	(19)	(212)	(217)	(822)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,537	1,624	4,545	5,107

Average diluted common shares outstanding (b)	1,561	1,549	1,561	1,538
Diluted earnings per common share, excluding notable items (a)/(b)	$.98	$1.05	$2.91	$3.32

(1)Notable items for the three months ended June 30, 2024 included a $26 million ($19 million net-of-tax) charge for the increase in FDIC special assessment. Notable items for the three months ended September 30, 2023 included $284 million ($213 million net-of-tax) of merger and integration-related charges.
(2)Notable items of $291 million ($218 million net-of-tax) for the nine months ended September 30, 2024 included $155 million of merger and integration-related charges and a $136 million charge for the increase in FDIC special assessment. Notable items of $1.1 billion ($828 million net-of-tax) for the nine months ended September 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $838 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.

Business Line Schedules Third Quarter 2024
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,187	$1,177	$1,183	.8	.3	$3,470	$3,495	(.7)
Consumer and Business Banking	476	483	565	(1.4)	(15.8)	1,422	2,039	(30.3)
Payment Services	277	283	223	(2.1)	24.2	792	867	(8.7)
Treasury and Corporate Support	(226)	(340)	(448)	33.5	49.6	(1,048)	(1,819)	42.4
Consolidated Company	$1,714	$1,603	$1,523	6.9	12.5	$4,636	$4,582	1.2

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,677	$1,670	$1,713	.4	(2.1)	$4,963	$4,931.6
Consumer and Business Banking	653	674	761	(3.1)	(14.2)	1,999	2,749	(27.3)
Payment Services	774	765	696	1.2	11.2	2,208	2,088	5.7
Treasury and Corporate Support	(444)	(456)	(668)	2.6	33.5	(1,601)	(2,040)	21.5
Consolidated Company	$2,660	$2,653	$2,502	.3	6.3	$7,569	$7,728	(2.1)
Lines of Business
The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2024 and 2023, certain organization and methodology changes were made, including revising the Company's line of business funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024 and combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter of 2023. Prior period results were restated and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,896	$1,910	$2,023	(.7)	(6.3)	$5,711	$5,884	(2.9)
Noninterest income	1,145	1,130	1,030	1.3	11.2	3,387	3,120	8.6
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	3,041	3,040	3,053	—	(.4)	9,098	9,004	1.0
Noninterest expense	1,312	1,318	1,283	(.5)	2.3	3,979	3,898	2.1
Other intangibles	52	52	57	—	(8.8)	156	175	(10.9)
Total noninterest expense	1,364	1,370	1,340	(.4)	1.8	4,135	4,073	1.5
Income before provision and taxes	1,677	1,670	1,713.4		(2.1)	4,963	4,931.6
Provision for credit losses	94	100	136	(6.0)	(30.9)	335	271	23.6
Income before income taxes	1,583	1,570	1,577.8		.4	4,628	4,660	(.7)
Income taxes and taxable-equivalent adjustment	396	393	394.8		.5	1,158	1,165	(.6)
Net income	1,187	1,177	1,183.8		.3	3,470	3,495	(.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,187	$1,177	$1,183.8		.3	$3,470	$3,495	(.7)

Average Balance Sheet Data
Loans	$171,833	$173,784	$175,700	(1.1)	(2.2)	$172,249	$177,161	(2.8)
Other earning assets	10,740	9,590	6,458	12.0	66.3	9,693	6,386	51.8
Goodwill	4,825	4,824	4,638	—	4.0	4,825	4,634	4.1
Other intangible assets	955	1,007	921	(5.2)	3.7	1,007	972	3.6
Assets	200,199	203,288	203,910	(1.5)	(1.8)	200,912	203,442	(1.2)

Noninterest-bearing deposits	54,263	57,218	66,055	(5.2)	(17.9)	56,650	73,789	(23.2)
Interest-bearing deposits	215,604	216,796	210,041	(.5)	2.6	213,572	201,805	5.8
Total deposits	269,867	274,014	276,096	(1.5)	(2.3)	270,222	275,594	(1.9)

Total U.S. Bancorp shareholders' equity	21,277	21,485	22,839	(1.0)	(6.8)	21,506	22,249	(3.3)

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,677 million of income before provision and taxes in the third quarter of 2024, compared with $1,713 million in the third quarter of 2023, and contributed $1,187 million of the Company’s net income in the third quarter of 2024. The provision for credit losses decreased $42 million (30.9 percent) compared with the third quarter of 2023 primarily due to stable credit quality in the current quarter. Total net revenue was $12 million (0.4 percent) lower in the third quarter of 2024 due to a decrease of $127 million (6.3 percent) in net interest income, mostly offset by an increase of $115 million (11.2 percent) in total noninterest income. Net interest income decreased primarily due to lower noninterest-bearing deposit balances, offset by higher interest rates. Total noninterest income increased primarily due to higher commercial products revenue and trust and investment management fees, both driven by business growth and favorable market conditions. Total noninterest expense increased $24 million (1.8 percent) compared with the third quarter of 2023 primarily due to higher net shared services expense.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,937	$1,921	$2,048.8		(5.4)	$5,737	$6,730	(14.8)
Noninterest income	401	414	434	(3.1)	(7.6)	1,239	1,265	(2.1)
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	2,338	2,335	2,482.1		(5.8)	6,976	7,995	(12.7)
Noninterest expense	1,618	1,594	1,646	1.5	(1.7)	4,776	5,026	(5.0)
Other intangibles	67	67	75	—	(10.7)	201	220	(8.6)
Total noninterest expense	1,685	1,661	1,721	1.4	(2.1)	4,977	5,246	(5.1)
Income before provision and taxes	653	674	761	(3.1)	(14.2)	1,999	2,749	(27.3)
Provision for credit losses	18	30	7	(40.0)	nm	102	30	nm
Income before income taxes	635	644	754	(1.4)	(15.8)	1,897	2,719	(30.2)
Income taxes and taxable-equivalent adjustment	159	161	189	(1.2)	(15.9)	475	680	(30.1)
Net income	476	483	565	(1.4)	(15.8)	1,422	2,039	(30.3)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$476	$483	$565	(1.4)	(15.8)	$1,422	$2,039	(30.3)

Average Balance Sheet Data
Loans	$155,304	$154,954	$157,458.2		(1.4)	$155,073	$164,050	(5.5)
Other earning assets	2,738	2,278	2,688	20.2	1.9	2,300	2,462	(6.6)
Goodwill	4,326	4,326	4,515	—	(4.2)	4,326	4,514	(4.2)
Other intangible assets	4,405	4,734	5,154	(6.9)	(14.5)	4,611	5,378	(14.3)
Assets	168,937	168,729	174,883.1		(3.4)	168,954	181,735	(7.0)

Noninterest-bearing deposits	20,781	20,974	25,561	(.9)	(18.7)	21,068	33,599	(37.3)
Interest-bearing deposits	200,897	202,444	192,725	(.8)	4.2	200,719	182,267	10.1
Total deposits	221,678	223,418	218,286	(.8)	1.6	221,787	215,866	2.7

Total U.S. Bancorp shareholders' equity	14,247	14,560	15,770	(2.1)	(9.7)	14,552	16,246	(10.4)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $653 million of income before provision and taxes in the third quarter of 2024, compared with $761 million in the third quarter of 2023, and contributed $476 million of the Company’s net income in the third quarter of 2024. The provision for credit losses increased $11 million compared with the third quarter of 2023 primarily due to higher net charge-offs. Total net revenue was lower by $144 million (5.8 percent) in the third quarter of 2024 due to a decrease of $111 million (5.4 percent) in net interest income and a decrease in total noninterest income of $33 million (7.6 percent). Net interest income decreased due to deposit mix and pricing. Total noninterest income decreased primarily due to lower service charges. Total noninterest expense decreased $36 million (2.1 percent) in the third quarter of 2024 compared with the third quarter of 2023 due to lower compensation and employee benefits expense and net shared services expense.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$727	$673	$663	8.0	9.7	$2,102	$1,933	8.7
Noninterest income	1,073	1,094	1,039	(1.9)	3.3	3,146	3,026	4.0
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	1,800	1,767	1,702	1.9	5.8	5,248	4,959	5.8
Noninterest expense	1,003	979	977	2.5	2.7	2,967	2,786	6.5
Other intangibles	23	23	29	—	(20.7)	73	85	(14.1)
Total noninterest expense	1,026	1,002	1,006	2.4	2.0	3,040	2,871	5.9
Income before provision and taxes	774	765	696	1.2	11.2	2,208	2,088	5.7
Provision for credit losses	404	388	399	4.1	1.3	1,151	933	23.4
Income before income taxes	370	377	297	(1.9)	24.6	1,057	1,155	(8.5)
Income taxes and taxable-equivalent adjustment	93	94	74	(1.1)	25.7	265	288	(8.0)
Net income	277	283	223	(2.1)	24.2	792	867	(8.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$277	$283	$223	(2.1)	24.2	$792	$867	(8.7)

Average Balance Sheet Data
Loans	$41,653	$40,832	$38,954	2.0	6.9	$40,766	$37,942	7.4
Other earning assets	8	115	5	(93.0)	60.0	92	126	(27.0)
Goodwill	3,370	3,327	3,333	1.3	1.1	3,343	3,326.5
Other intangible assets	266	281	340	(5.3)	(21.8)	282	361	(21.9)
Assets	47,199	46,099	44,774	2.4	5.4	46,707	43,926	6.3

Noninterest-bearing deposits	2,653	2,706	2,796	(2.0)	(5.1)	2,716	3,052	(11.0)
Interest-bearing deposits	95	97	101	(2.1)	(5.9)	96	104	(7.7)
Total deposits	2,748	2,803	2,897	(2.0)	(5.1)	2,812	3,156	(10.9)

Total U.S. Bancorp shareholders' equity	9,959	9,941	9,442.2		5.5	9,955	9,181	8.4

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $774 million of income before provision and taxes in the third quarter of 2024, compared with $696 million in the third quarter of 2023, and contributed $277 million of the Company’s net income in the third quarter of 2024. The provision for credit losses increased $5 million (1.3 percent) compared with the third quarter of 2023 primarily due to higher net charge-offs. Total net revenue increased $98 million (5.8 percent) in the third quarter of 2024 due to higher net interest income of $64 million (9.7 percent) and higher total noninterest income of $34 million (3.3 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates and customer revolve rates, along with higher loan balances, partially offset by higher funding costs. Total noninterest income increased year-over-year driven by higher card revenue, mainly due to favorable rates, and higher merchant processing services revenue, mainly due to business volume growth and favorable rates. Total noninterest expense increased $20 million (2.0 percent) reflecting higher net shared services expense.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	3Q 2024	2Q 2024	3Q 2023	3Q24 vs 2Q24	3Q24 vs 3Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($394)	($452)	($466)	12.8	15.5	($1,317)	($1,162)	(13.3)
Noninterest income	198	213	261	(7.0)	(24.1)	594	615	(3.4)
Securities gains (losses), net	(119)	(36)	—	nm	nm	(153)	(29)	nm
Total net revenue	(315)	(275)	(205)	(14.5)	(53.7)	(876)	(576)	(52.1)
Noninterest expense	129	181	463	(28.7)	(72.1)	725	1,464	(50.5)
Other intangibles	—	—	—	—	—	—	—	—
Total noninterest expense	129	181	463	(28.7)	(72.1)	725	1,464	(50.5)
Income (loss) before provision and taxes	(444)	(456)	(668)	2.6	33.5	(1,601)	(2,040)	21.5
Provision for credit losses	41	50	(27)	(18.0)	nm	90	529	(83.0)
Income (loss) before income taxes	(485)	(506)	(641)	4.2	24.3	(1,691)	(2,569)	34.2
Income taxes and taxable-equivalent adjustment	(267)	(174)	(194)	(53.4)	(37.6)	(666)	(765)	12.9
Net income	(218)	(332)	(447)	34.3	51.2	(1,025)	(1,804)	43.2
Net (income) loss attributable to noncontrolling interests	(8)	(8)	(1)	—	nm	(23)	(15)	(53.3)
Net income (loss) attributable to U.S. Bancorp	($226)	($340)	($448)	33.5	49.6	($1,048)	($1,819)	42.4

Average Balance Sheet Data
Loans	$5,280	$5,115	$4,765	3.2	10.8	$5,190	$4,959	4.7
Other earning assets	219,624	222,224	219,217	(1.2)	.2	218,717	215,805	1.3
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	9	9	10	—	(10.0)	9	19	(52.6)
Assets	248,305	247,388	240,432.4		3.3	244,790	238,378	2.7

Noninterest-bearing deposits	3,242	2,520	3,112	28.7	4.2	2,606	3,116	(16.4)
Interest-bearing deposits	11,222	11,154	11,900.6		(5.7)	11,149	8,901	25.3
Total deposits	14,464	13,674	15,012	5.8	(3.7)	13,755	12,017	14.5

Total U.S. Bancorp shareholders' equity	12,800	10,043	5,766	27.5	nm	10,653	5,764	84.8

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $444 million loss before provision and taxes in the third quarter of 2024, compared with a $668 million loss before provision and taxes in the third quarter of 2023, and recorded a net loss of $226 million in the third quarter of 2024. The provision for credit losses increased $68 million compared with the third quarter of 2023 primarily due to the impact of continued economic uncertainty not allocated to business line reserves. Total net revenue was lower by $110 million (53.7 percent) in the third quarter of 2024 due to a decrease of $182 million (69.7 percent) in total noninterest income, partially offset by an increase of $72 million (15.5 percent) in net interest income. Net interest income increased primarily due to higher yields on the investment portfolio, partially offset by higher funding costs. The decrease in total noninterest income was primarily due to net losses on the sales of securities and a decrease in other revenue. Total noninterest expense decreased $334 million (72.1 percent) compared with the third quarter of 2023 primarily due to a decline in notable items and lower other noninterest expense, partially offset by higher compensation and employee benefits expense.

Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support. The provision for income tax in the third quarter of 2024 reflects the impact of favorable settlements.